TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, the capitalized terms used in this Restricted Stock Unit Award Agreement shall have the same defined meanings as set forth in the Trimble Navigation Limited Amended and Restated 2002 Stock Plan (the “Plan”).
Name:
Address:
You have been awarded the right to receive Common Stock of the Company or a cash equivalent, subject to the terms and conditions of the Plan and this Global Restricted Stock Unit Award Agreement, including any special terms and conditions for your country in the appendix attached hereto (the “Appendix”, together with this Global Restricted Stock Unit Award Agreement, the “Award Agreement”), as follows:
Total Number of Restricted Stock Units Awarded
Vesting Schedule
One hundred percent (100%) of the Restricted Stock Units subject to this Award shall vest thirty-six (36) months after the vesting commencement date which has been communicated to you. Vesting of Restricted Stock Units shall at all times be subject to your continuing to be a Service Provider on the applicable date(s) of vesting, as further described in paragraph 11 of the “Nature of Award” section below. Anything in the foregoing to the contrary notwithstanding, in the event that you cease to be a Service Provider as a result of your death, the Restricted Stock Units shall become immediately vested with respect to the number of Restricted Stock Units that would have vested had you continued as a Service Provider for an additional twenty-four (24) month period following the date of your death.
Settlement
For each vested Restricted Stock Unit, you shall be entitled to receive (a) a number of whole Shares equal to the number of Restricted Stock Units vesting on such vesting date, or (b) a cash payment equal to the product of the number of Restricted Stock Units vesting on such vesting date and the Fair Market Value of one Share on such vesting date or (c) a combination of the foregoing. Such payment shall be made in the form of whole Shares, cash or a combination of the foregoing at the Company’s discretion under the terms of the Plan, on or as soon as practicable, but no later than 60 days, following the date of vesting.

(Employees)

Forfeiture
Except as provided above under the heading “Vesting Schedule,” upon the date that you cease to be a Service Provider for any reason (including, without limitation, a termination that is deemed to be an “unfair dismissal” or “constructive dismissal”), all unvested Restricted Stock Units shall be forfeited. The date you cease to be a Service Provider for purposes of the Award will be the date described in paragraph (11) of the “Nature of Award” section below.
Tax Obligations
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares (or the cash equivalent) upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following:
(a)withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or
(b)withholding from proceeds of the sale of the Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or
(c)withholding in Shares to be issued upon vesting/settlement or from the cash payment received at settlement (if any) of the Restricted Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Code Section 409A
The vesting and settlement of Restricted Stock Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Administrator reserves the right, to the extent the Administrator deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Restricted Stock Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Restricted Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Restricted Stock Units.
Nature of Award
In accepting this Award, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(2)this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(3)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(4)this Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your Service Provider relationship at any time;
(5)you are voluntarily participating in the Plan;

(6)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(7)unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of the Company;
(8)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(9)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(10)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your relationship as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any) and, in consideration of the Award to which you otherwise are not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any Subsidiary or Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and any Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(11)for purposes of the Award, your relationship as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which you are considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be actively providing services while on a leave of absence);
(12)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(13)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
No Advice Regarding Award
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
No Shareholder Rights Prior to Settlement
You shall have no rights of a shareholder (including the right to distributions or dividends or to vote) unless and until Shares are issued pursuant to the terms of this Award Agreement.
Compliance with Law
Notwithstanding anything to the contrary contained herein, no Shares will be issued to you upon vesting of the Restricted Stock Units unless the Shares subject to the Restricted Stock Units are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting the Restricted Stock Units, you agree not to sell any of the Shares received under this Award at a time when Applicable Laws or Company policies prohibit a sale.
Insider Trading Restrictions / Market Abuse Laws
You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal legal advisor on this matter.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other Restricted Stock Unit Award materials ("Data") by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the Company’s designated broker/third party administrator for the Plan, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the Company’s broker and any other third parties which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to award you Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Entire Agreement

The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company.
Governing Law/Venue
This Award of Restricted Stock Units and this Award Agreement are governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Severability
The provisions of this Award Agreement (which includes the Appendix) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Appendix
The Restricted Stock Units shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, unless the Company determines that the application of such terms and conditions is not necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach by you or any other participant in the Plan.

BY YOUR SIGNATURE AND THE SIGNATURE OF THE COMPANY’S REPRESENTATIVE BELOW OR BY YOUR ACCEPTANCE OF THIS AWARD THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURE, YOU AND THE COMPANY AGREE THAT THIS AWARD IS GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE APPENDIX, IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT, AND FULLY UNDERSTAND ALL PROVISIONS OF THE PLAN AND AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS RELATING TO THE PLAN AND AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU FURTHER AGREE TO NOTIFY THE COMPANY UPON ANY CHANGE IN YOUR RESIDENCE ADDRESS.

SERVICE PROVIDER:	TRIMBLE NAVIGATION LIMITED:

Signature	By

Print Name	Print Name

Residence Address	Title

APPENDIX TO

TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

This Appendix, which is part of the Award Agreement, includes additional or different terms and conditions that govern the Restricted Stock Units and that will apply to you if you are in one of the countries listed below. Unless otherwise defined herein, capitalized terms set forth in this Appendix shall have the meanings ascribed to them in the Plan or the Award Agreement, as applicable.

If you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Award Date, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you under these circumstances.

NOTIFICATIONS

This Appendix also includes information regarding securities, exchange control and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you vest in this Award and/or sell any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation. As a result, the Company is not in a position to assure you of any particular result. You, therefore, are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.

Finally, if you are a citizen or resident of a country other than that in which you currently are working, are considered a resident of another country for local law purposes or transfer employment and/or residency to a different country after the Award Date, the information contained herein may not apply in the same manner to you.

AUSTRALIA

TERMS AND CONDITIONS

Settlement. The following provision replaces the “Settlement” section of the Award Agreement:

For each vested Restricted Stock Unit, you shall be entitled to receive a number of Shares equal to the number of Restricted Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.

The discretion to settle the Restricted Stock Units in cash as described in Section 9 of the Plan is not applicable to Restricted Stock Units granted to Service Providers in Australia.

Australian Addendum. You understand and agree that your right to participate in the Plan and any Restricted Stock Units granted under the Plan are subject to an Australian Addendum to the Plan. This Award is subject to the terms and conditions stated in the Australian Addendum and the Offer Document, as well as the Plan and the Award Agreement.

NOTIFICATIONS

Securities Law Information.  If you acquire Shares under the Plan and offer the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law, and you should obtain legal advice regarding any applicable disclosure obligations prior to making any such offer.

AUSTRIA

NOTIFICATIONS

Consumer Protection Information. You may be entitled to revoke acceptance of the Award Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Award Agreement and the Plan:

(i)	The revocation must be made within one (1) week after acceptance of the Award Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if the Optionee returns the Award Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Award Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Information. If you hold Shares acquired under the Plan outside of Austria, you may be required to submit a report to the Austrian National Bank, depending on the value of the Shares. Upon sale of the Shares acquired under the Plan, you may be required to fulfill certain exchange control obligations if the cash proceeds are held outside of Austria and depending on the transaction volume of all accounts abroad. You should consult your personal advisor before vesting in the Restricted Stock Units and acquiring or selling Shares and before opening any foreign accounts in connection with the Plan to ensure compliance with current regulations. You are solely responsible for complying with applicable Austrian exchange control laws.

BELGIUM

NOTIFICATIONS

Foreign Asset/Account Reporting Information. You are required to report any taxable income attributable to the Restricted Stock Units on your annual tax return. You also are required to report any security or bank accounts opened and maintained outside of Belgium on your annual tax return. In a separate report, you are required to provide the National Bank of Belgium with the account details of any such foreign accounts.

BRAZIL

TERMS AND CONDITIONS

Nature of Award. The following provision supplements the “Nature of Award” section of the Award Agreement:

In accepting the Award, you acknowledge, understand and agree that (i) you are making an investment decision, (ii) you will be entitled to vest in, and receive Shares pursuant to, the Restricted Stock Units only if the vesting conditions are met and any necessary services are rendered by you between the date of grant and the vesting date, and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to you.

Compliance with Law. By accepting the Award, you agree to comply with all applicable Brazilian laws and report and pay any and all applicable taxes associated with the vesting and settlement of this Award, the sale of any Shares acquired under the Plan, and the receipt of any dividends.

NOTIFICATIONS

Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.

CANADA

TERMS AND CONDITIONS

Settlement. The following provision replaces the “Settlement” section of the Award Agreement:

For each vested Restricted Stock Unit, you shall be entitled to receive a number of Shares equal to the number of Restricted Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.

The discretion to settle the Restricted Stock Units in cash as described in Section 9 of the Plan is not applicable to Restricted Stock Units granted to Service Providers in Canada.

Nature of Award. The following provision replaces paragraph (11) of the “Nature of Award” section of the Award Agreement:

For purposes of the Award, your relationship as a Service Provider will be considered terminated as of the earliest of (a) the date that your relationship as a Service Provider with the Company or one of its Subsidiaries or Affiliates is terminated; (b) the date on which you receive a written notice of termination of your relationship as a Service Provider, regardless of any notice period or period of pay in lieu of such notice required under any employment law in the country where you reside (including, but not limited to, statutory law, regulatory law and/or common law), even if such law is otherwise applicable to your benefits from the Employer; and (c) the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date; the Administrator shall have the exclusive discretion to determine when you are no longer a Service Provider for purposes of your Award.

The following provisions apply if you are in Quebec:

Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention [“Award Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements the “Data Privacy” section of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer, any Subsidiary or Affiliate and the Company’s designated broker/third party administrator for the Plan (or such other stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan) to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and/or any Subsidiary or Affiliate to record such information and to keep such information in your employment file.

NOTIFICATIONS

Securities Law Information. You are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market.

Foreign Asset/Account Reporting Information. Foreign property, including Shares and rights to receive Shares (e.g., Restricted Stock Units), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD100,000 at any time during the year. Thus, Restricted Stock Units must be reported - generally at a nil cost - if the CAD100,000 cost threshold is exceeded because of other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares.

CHILE

NOTIFICATIONS

Exchange Control and Tax Reporting Information. It is your responsibility to comply with the exchange control and tax reporting requirements in Chile in connection with the acquisition and sale of Shares under the Plan. You should consult with your personal legal and tax advisors in this regard.

You are not required to repatriate funds obtained from the sale of Shares to Chile. However, if you decide to repatriate such funds to Chile, you must do so through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000. If you do not repatriate the funds and use such funds for the payment of other obligations contemplated under a different Chapter of the foreign Exchange Regulations, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first 10 days of the month immediately following the transaction.

If your aggregate investments held outside of Chile meet or exceed US$5,000,000 (including the investments made under the Plan), you must report the status of such investments quarterly to the Central Bank, using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.

If you hold Shares acquired under the Plan outside of Chile, you must report the details of such investment and any taxes paid abroad (if you wish to receive credit against your Chilean income taxes for taxes paid abroad). The forms to be used are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If you are not a Chilean citizen and have been a resident in Chile for less than three years, you are exempt from the requirement to file Tax Form 1853. The forms must be submitted electronically through the Chilean Internal Revenue Service (the “CIRS”) website (www.sii.cl) before March 15 of each year.

You understand that investments abroad must be registered with the CIRS in order for you to be entitled to a foreign tax credit for any tax withheld on dividends abroad, if applicable, and such registration also provides evidence of the acquisition price of the Shares which you will need when the Shares are sold.   It may also be possible for you to provide other evidence of the acquisition price of the Shares and the number of Shares acquired and sold; however, neither the Company nor its broker are under any obligation to provide you with such a report.

Securities Law Information. The offer of the Restricted Stock Units constitutes a private offering in Chile effective as of the date of grant. The offer of Restricted Stock Units is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”).  The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS.  Given that the Restricted Stock Units are not registered in Chile, the Company is not required to provide public information about the Restricted Stock Units or the Shares in Chile. Unless the Restricted Stock Units and/or the Shares are registered with the SVS, a public offering of such securities cannot be made in Chile.
Información bajo la Ley de Mercado de Valores: Esta oferta de Unidades de Acciones Restringidas (“RSU”)  constituye una oferta privada in Chile y se inicia en la fecha de concesión.  efectiva a partir de la Fecha de la Concesión.  Esta oferta de RSU se acoge a las disposiciones de la Norma de carácter General N° 336 de la Superintendencia de Valores y Seguros de Chile (“SVS”).  Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de ésta.  Por tratarse las RSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de esos valores.Las RSU no podrán ser objeto de oferta pública en Chile mientras no sean  mientras no sean inscritas en el Registro de Valores correspondiente.

CZECH REPUBLIC

NOTIFICATIONS

Exchange Control Information. Upon request of the Czech National Bank (the “CNB”), you may need to report the following to the CNB: foreign direct investments, financial credits from abroad, investment in foreign securities and associated collection and payments (Shares and proceeds from the sale of Shares may be included in this reporting requirement). You may need to report the following even in the absence of a request from the CNB: foreign direct investments with a value of CZK 2,500,000 or more in the aggregate or other foreign financial assets with a value of CZK 200,000,000 or more. You are solely responsible for complying with applicable Czech exchange control laws.

FINLAND

There are no country-specific terms and conditions.

FRANCE

TERMS AND CONDITIONS

Restricted Stock Units Not Tax-Qualified. You understand that this Award is not intended to be French tax-qualified.

Consent to Receive Information in English. By accepting the grant of Restricted Stock Units and the Award Agreement, which provides for the terms and conditions of your Restricted Stock Units, you confirm having read and understood the documents relating to this Award, which were provided to you in English. You accept the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de vos actions gratuites, vous confirmez avoir lu et compris les documents relatifs à cette attribution qui vous ont été transmis en langue anglaise. Vous acceptez ainsi les conditions et termes de ces documents.

NOTIFICATIONS

Foreign Asset/Account Information. If you hold securities outside of France (including Shares acquired under the Plan) or maintain a foreign bank account, you are required to report the maintenance of such to the French tax authorities when filing your annual tax return.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank. The online filing portal can be accessed at www.bundesbank.de. You are responsible for complying with this reporting obligation and you should consult with your personal tax advisor in this regard.

HONG KONG

TERMS AND CONDITIONS

Settlement. The following provision replaces the “Settlement” section of the Award Agreement:

For each vested Restricted Stock Unit, you shall be entitled to receive a number of Shares equal to the number of Restricted Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.

The discretion to settle the Restricted Stock Units in cash as described in Section 9 of the Plan is not applicable to Restricted Stock Units granted to Service Providers in Hong Kong.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). If the Plan is deemed to constitute an occupational retirement scheme for the purposes of the ORSO, the Award shall be void.

NOTIFICATIONS

Securities Law Notice. Warning: The Award and any Shares to be issued pursuant to the Award do not constitute a public offering of securities under Hong Kong law and are available only to eligible Service Providers of the Company or its Subsidiaries or Affiliates. The Award Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Award Agreement and any related documentation are intended only for the personal use of each eligible Service Provider of the Company or its Subsidiaries or Affiliates and may not be distributed to any other person. You are advised to exercise caution in relation to the Award. If you are in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

HUNGARY

There are no country-specific terms and conditions.

INDIA

NOTIFICATIONS

Exchange Control Information. Please note that proceeds from the sale of Shares must be repatriated to India within 90 days of such sale. You should obtain a foreign inward remittance certificate (“FIRC”) from the bank for your records to document compliance with this requirement, in case evidence of such repatriation is requested by the Reserve Bank of India or the Employer.

Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares  held outside India) in your annual tax return.  It is your responsibility to comply with this reporting obligation and you should consult with your personal tax advisor in this regard.

INDONESIA

NOTIFICATIONS

Exchange Control Information. If you remit funds into Indonesia (e.g., proceeds from the sale of Shares), the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and you may be required to provide information about the transaction (e.g., the relationship between you and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.

IRELAND

NOTIFICATIONS

Director Notification Information. If you are a director, shadow director or secretary of an Irish Subsidiary or Affiliate of the Company, pursuant to Section 53 of the Irish Company Act 1990, you must notify the Irish Subsidiary or Affiliate of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor children, whose interests will be attributed to the director, shadow director or secretary.

There are pending changes to this notification requirement which, if implemented, will limit this notification requirement to interests exceeding 1% of the Company. You should consult your personal legal advisor as to whether or not this notification requirement applies to you.

ITALY

TERMS AND CONDITIONS

Data Privacy. The following provision replaces the “Data Privacy” section of the Award Agreement:

You understand that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan and in compliance with Applicable Laws and regulations.

You also understand that providing the Company with Data is mandatory for compliance with Applicable Laws and necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Trimble Navigation Limited, with registered offices at 935 Stewart Drive, Sunnyvale, California 94085, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is Trimble Italia SrL, Centro Torri Bianche, Palazzo Larice, 3, 20059 Vimercate (MI), Italy.

You understand that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the “Processor”), if any. An updated list of Processors and other transferees of Data is available upon request from the Employer. Furthermore, Data may be transferred to the Company’s designated broker/third party administrator for the Plan, as well as to other banks, financial institutions or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the Company’s independent registered public accounting firm, Ernst & Young LLP, or such other public accounting firm that may be engaged by the Company in the future. You further understand that the Company, the Employer and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purposes of implementing, administering and managing your participation in the Plan, and that the Company, the Employer and/or Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to he Company’s designated broker/third party administrator for the Plan or other broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, in accordance with Applicable Laws and may be located in or outside of the European Economic Area, such as in the United States or elsewhere that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data-processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable local laws and regulations, does not require your consent thereto, as the processing is necessary to the performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right, without limitation, to access, delete, update, correct, or terminate, for legitimate reason, the Data-processing. You should contact the Employer in this regard. Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment.  In accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan and the Award Agreement and have reviewed the Plan and the Award Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement, including this Appendix.

You acknowledge that you have read and specifically approve the following sections of the Award Agreement: “Forfeiture”; “Tax Obligations”; “No Guarantee of Continued Service”; “Nature of Award”; “No Advice Regarding Award”; “Language”; “Entire Agreement”; “Governing Law/Venue”; “Appendix”; “Imposition of Other Requirements” and the “Data Privacy” provision in this Appendix.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
JAPAN

NOTIFICATIONS

Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside of Japan as of December 31st (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding Restricted Stock Units, Shares or cash held by you in the report.

KENYA

There are no country-specific terms and conditions.

KOREA

NOTIFICATIONS

Exchange Control Information.  If you receive US$500,000 or more from the sale of Shares in a single transaction, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) based in foreign countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). You should consult with your personal tax advisor for additional information about this reporting obligation, including whether or not there is an applicable inter-governmental agreement between Korea and the U.S. (or any other country where you may hold any Shares or cash acquired in connection with the Plan).

MEXICO

TERMS AND CONDITIONS

Labor Law Policy and Acknowledgment. By participating in the Plan, you expressly recognize that Trimble Navigation Limited, with registered offices at 935 Stewart Drive, Sunnyvale, California 94085, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Shares does not constitute a relationship as a Service Provider between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Trimble Mexico S. de R.L. (“Trimble-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the employer, Trimble-Mexico, and do not form part of the employment conditions and/or benefits provided by Trimble-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your relationship as a Service Provider.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its Subsidiaries and Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política de Ley  Laboral y  Reconocimiento.  Participando en el Plan,  Usted reconoce expresamente que Trimble Navigation Limited, con sus oficinas registradas en 935 Stewart Drive, Sunnyvale, California 94085, U.S.A., es el único responsable de la administración del Plan y que  su  participación en el mismo y la compra de acciones no constituye de ninguna manera una relación laboral entre  Usted  y la Compañía dado que  su  participación en el Plan deriva únicamente de una relación comercial y que  su  único empleador es Trimble Mexico S. de R.L. (“Trimble-

Mexico”). Derivado de lo anterior, expresamente  reconoce  que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre  Usted  y el empleador, Trimble-Mexico, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Trimble-Mexico, y cualquier modificación al Plan o la terminación del mismo no podrá ser interpretada como una modificación o degradación de los términos y condiciones de  su  trabajo.

Asimismo, entiendo que  su  participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o terminar  su  participación en cualquier momento, sin ninguna responsabilidad  ante Usted.

Finalmente,  Usted manifiesta que no  se   reserva  ninguna acción o derecho que origine una demanda en contra de la Compañía por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia  Usted otorga  un amplio y total finiquito a la Compañía, sus afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

NETHERLANDS

There are no country-specific terms and conditions.

NEW ZEALAND

There are no country-specific terms and conditions.

NORWAY

There are no country-specific terms and conditions.

POLAND

NOTIFICATIONS

Exchange Control Information. Polish residents are obligated to file quarterly reports with the National Bank of Poland incorporating information on transactions and balances regarding his or her Restricted Stock Units and Shares if the total value (calculated individually or together with other assets/liabilities possessed abroad) exceeds PLN 7 million.

Polish residents are also required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000).  Polish residents are required to store documents connected with foreign exchange transactions for a period of five years from the date the exchange transaction was made.

RUSSIA

TERMS AND CONDITIONS

Data Privacy. The following provision supplements the “Data Privacy” section of the Award Agreement:
You understand and agree that you may be required to complete and return a separate Written Consent to Processing of Personal Data (the “Consent”) to the Company and/or the Employer.  Further, you understand and agree that if you do not complete and return the Consent upon request of the Company, the Company will not be able to grant Restricted Stock Units or other awards to you or administer or maintain such awards.  Therefore, you understand that refusing to complete the Consent or withdrawing your consent may affect the your ability to participate in the Plan.

NOTIFICATIONS

Securities Law Information. This Appendix, the Award Agreement, the Plan and all other materials you may receive regarding your participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Shares pursuant to the Plan has not and will not be registered in Russia and, therefore, the Shares described in any Plan-related documents may not be used for offering or public circulation in Russia. You acknowledge that in no event will Shares acquired upon vesting of the Restricted Stock Units be delivered to you in Russia; all Shares will be maintained on your behalf in a bank or brokerage account in the United States. You are not permitted to sell Shares acquired under the Plan directly to a Russian legal entity or resident.

Exchange Control Information. Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired under the Plan, you must repatriate the sale proceeds to Russia. Such sale proceeds you receive must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be remitted further to foreign banks in accordance with Russian exchange control laws.

SINGAPORE

NOTIFICATIONS

Securities Law Information.   This Award of the Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Restricted Stock Units are subject to section 257 of the SFA and that you will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made (i) after 6 months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Information.  If you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Restricted Stock Units, Shares, etc.) in the Company or any Subsidiary, Affiliate or other related companies within two (2) business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when Shares acquired pursuant to vested Restricted Stock Units are sold), or (iii) becoming the CEO, a director, associate director or shadow director if such an interest exists at the time.

SPAIN

TERMS AND CONDITIONS

Forfeiture. This provision supplements the “Forfeiture” section of the Award Agreement:

You understand and agree that, as a condition of the grant of the Award, upon the date that you cease to be a Service Provider for any reason (including the reasons listed below), all Restricted Stock Units that have not yet vested (or that do not become vested in connection as a result of your death) shall be forfeited, as described in the “Forfeiture” section and in paragraph 11 of the “Nature of Award” section of the Award Agreement.

In particular, you understand and agree that any Restricted Stock Units that have not yet vested (or that do not become vested in connection as a result of your death) as of the date that you are no longer actively providing services shall be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of you ceasing to be a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the “Forfeiture” section and in paragraph 11 of the “Nature of Award” section of the Award Agreement.

Nature of Award.  This provision supplements the “Nature of Award” section of the Award Agreement:

In accepting the Restricted Stock Units, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant Restricted Stock Units under the Plan to certain Service Providers throughout the world.

The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or a Subsidiary or Affiliate, other than as set forth in the Award Agreement. Consequently, you understand that this Award is granted on the assumption and condition that this Award and any Shares acquired upon vesting of this Award are not a part of any employment contract (either with the Company or a Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Furthermore, you understand that you will not be entitled to continue vesting in this Award once your relationship with the Company or a Subsidiary or Affiliate as a Service Provider ceases. In addition, you understand that this Award would not be granted but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to this Award shall be null and void.

NOTIFICATIONS

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with this Award. Neither the Plan nor the Award Agreement (which includes this Appendix) have been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Exchange Control Information.  You must declare the acquisition, ownership and disposition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness on a Form D-6.  Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year and/or Shares acquired or disposed of during the prior year; however, if the value of Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if I hold 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Asset/Account Reporting Information. To the extent that you hold rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or dispose of such right or asset), you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.

It is your responsibility to comply with these reporting obligations. You should consult with your personal tax advisor in this regard.

SWEDEN

There are no country-specific terms and conditions.

SWITZERLAND

NOTIFICATIONS

Securities Law Information. The grant of the Award and the issuance of any Shares is not intended to be a public offering in Switzerland. Neither this document nor any other materials relating to the Award constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Award may be publicly distributed nor otherwise made publicly available in Switzerland.

TAIWAN

NOTIFICATIONS
Exchange Control Information. You may acquire foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, you may also be required to provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

NOTIFICATIONS

Exchange Control Information.  If the proceeds realized in a single transaction exceed US$50,000, you must (i) immediately repatriate all cash proceeds received from participation in the Plan, (ii) report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form. In addition, within 360 days of repatriation, you must convert any funds repatriated to Thailand to Thai Baht or deposit the funds in a foreign exchange account with a Thai bank.

UNITED ARAB EMIRATES

NOTIFICATIONS
Securities Law Information. Participation in the Plan is being offered only to selected Service Providers and is in the nature of providing equity incentives to Service Providers in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Service Providers and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan and the Award Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

TERMS AND CONDITIONS

Settlement. The following provision replaces the “Settlement” section of the Award Agreement:

For each vested Restricted Stock Unit, you shall be entitled to receive a number of Shares equal to the number of Restricted Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.

The discretion to settle the Restricted Stock Units in cash as described in Section 9 of the Plan is not applicable to Restricted Stock Units granted to Service Providers in the United Kingdom.

Tax Obligations. The following provision supplements the “Tax Obligations” section of the Award Agreement:

You agree that if you do not pay, or the Company or the Employer does not withhold from you, the full amount of income tax that you owe in connection with the Restricted Stock Units within 90 days of the end of the U.K. tax year in which the event giving rise to the income tax liability occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Company and/or the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current official HMRC rate, it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the “Tax Obligations” section of the Award Agreement.

Notwithstanding the foregoing, if you are an executive officer or a director within the meaning of Section 13(k) of the Exchange Act, the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or a director and the income tax is not collected or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit.

Joint Election. As a condition of participation in the Plan and the vesting of the Restricted Stock Units, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election having been approved formally by Her Majesty’s Revenue and Customs (“HMRC”) (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer. You further agree that the Company or the Employer may collect the Employer NICs from you by any of the means set forth in the “Tax Obligations” section of the Award Agreement.

If you do not enter into a Joint Election prior to the vesting of the Restricted Stock Units or any other event giving rise to Tax-Related Items or if approval of the joint election has been withdrawn by HMRC, you will not be entitled to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units unless and until you enter into a Joint Election, and no Shares will be issued or delivered to you under the Plan, without any liability to the Company or the Employer.